Exhibit 10.1

LETTER OF INTENT

This Letter of Intent (“LOI”) sets forth an outline of the Parties intentions with regard to collaboration by and between Ribbonwire Ranch, a farm and ranch partnership located in the Texas panhandle, with its business office at Dalhart, Texas and their affiliates (collectively “RWR” or “Ribbonwire Ranch”) and Bion Environmental Technologies, Inc., a publicly traded Colorado corporation with its business office located in Old Bethpage, New York (“Bion”) to explore joint development of a long term cattle and agriculture related business venture based on RWR location and experience in combination with Bion’s ‘3G Tech sustainable beef opportunity’ starting with an initial module currently intended to be a 15,000 head integrated beef ‘feedlot’ facility on RWR property including innovative barns, an anaerobic digester and a Bion 3G Tech system designed to create ‘branded’ sustainable beef animals and multiple additional revenue streams (collectively the “Project”). The Parties hereto (“Parties”) have commenced discussions and activities in furtherance of pre-development activities which are as set forth in this LOI.

Whereas, the Parties have engaged in discussions over the course of 2022 regarding the potential possibilities and benefits to be realized if the Parties engage in joint activities to combine certain resources for development of the Project in furtherance of long term business goals of specific agriculture business of each party.

Whereas, Ribbonwire Ranch is a cattle ranch in the Texas panhandle that operates on approximately 40,000 acres of grazing lands that is certified organic and its affiliated entity, Lathem Farms, operates approximately 10,000 acres of farmland of which is approximately 70% certified organic.

Whereas, Ribbonwire Ranch is owned by Douglas Lathem (‘DL’) and Chad Schoonover (‘CS’). It is considered to be the largest organic cow/calf operation in the State of Texas. The partnership was formed in 2008. Its holdings include cattle in all stages of the life cycle, an organic feedyard and a direct to consumer, web-based, retail meat store. CS and DL have bought, sold, and fed numerous cattle throughout the years. CS has extensive cattle purchasing and selling knowledge, is considered one of the most knowledgeable people in Texas regarding health, feeding and carrying for ‘all natural’ and organic cattle in the State and has helped the Texas Department of AG develop the organic program for beef cattle in Texas. All of RWR’s cattle are completely traceable from birth to finish.

Whereas, DL has 25 years’ experience in farming. He grows all the feed for Ribbonwire Ranch and provides grazing opportunities. DL currently grows enough feed annually to finish 15,000+ head of cattle with ability to easily expand.

Whereas, Bion has spent the past 2 decades developing technologies to remediate the environmental impact of confined animal feeding operations (‘CAFOs’) while generating revenues from multiple co-products from the remediation process. Its technology facilitates the raising and marketing of verifiably sustainable livestock products (organic and conventional) through an integrated operational model which benefits both the environment and the economics of the integrated cattle and farming operations.

Whereas, the Parties agree it would be beneficial to explore a joint venture (“JV”) to develop the Project as the basis for a subsequently expanded venture (potentially in multiple locations).

Now, Therefore, the Parties hereto set forth a more detailed outline of the intended activities and commitments contemplated by the Parties pursuant to the Project:

The Parties hereby agree to work together to further define the Project (which will be based on the ‘Bion Beef Opportunity’ model) leading to execution of a definitive Joint Venture Agreement (‘JVA’) on or before a target date of November 15, 2022 (extendable by agreement of the Parties) for joint development of the Project which JVA will include (without limitation) provisions which cover the following categories of basic matters:

1)	Project. The Project will primarily focus on development of an initial 15,000 head integrated beef ‘feedlot’ facility on RWR property (‘Initial Module’) including:

a)	Innovative barns (with slatted floors to facilitate movement of manure to the anaerobic digester and potentially solar PV generation on the rooftops) (‘Barns’),
b)	a ‘customized’ anaerobic digester system (including pretreatment to increase renewable natural gas (‘RNG’) production and an RNG cleaning system to allow pipeline sales and monetization of related environmental credits which cleaning system will include capture/recycling of the CO2,
c)	a Bion 3G Tech system (‘Bion System’) (which will utilize the recycled CO2 to increase ammonium bicarbonate recovery) for the production of organic ammonium bicarbonate fertilizer (together with residual solids and clean water),
d)	together with required utilities, roads, support and storage buildings, etc.

2)	Expansion Right. The JV will include provisions allowing expansion beyond the Initial Module to include facilities for up to 60,000 head of cattle, in aggregate, located at/around/contiguous to the initial Module on RWR property (‘Property’).

3)	JVA. The JVA will be negotiated and drafted to:
I.	set forth all required information needed to define the JV’s Project and the Property on which it will be developed and will define terms on which the Property will be available to the JV (whether i) long term lease with extensions, ii) purchase terms iii) option terms or iv) other) which Property will need to meet the Project’s needs for ingress/egress/access, utilities, proximity to interstate gas pipeline system, etc.).
II.	provide that RWR (including affiliates) will serve as the feedlot/beef operator of the Project, set forth the responsibilities related thereto (including acquisition of the herd, etc. etc.) and set forth the basic terms related thereto.

III.	set forth Bion (including affiliates)’s responsibilities re providing (directly and/or through agreements with third parties) technology, sustainable branding, certifications, product off-take agreements, financing agreements and other matters needed to develop and/or operate the Project and the Bion System in order to realize the various revenue streams and set forth the basic terms related thereto.
IV.	define the responsibilities of each of the Parties in relation to the development of the Project (including any expansions thereof).
V.	define the manner (if any) in which the Parties may participate in the ‘net profits’ (to be defined) of each other’s business activities as related to the Project.
VI.	define the ways (if any) in which RWR and/or affiliates may elect to invest directly in the JV and/or in Bion.
VII.	together with such other matters (standard and or particular to the Project and JV) the Parties agree to include in the JVA.

4)	Contingencies. The Parties acknowledge that the performance of the Parties and the activities of the JV will be subject to multiple contingencies (including without limitation those set forth below) (“Contingencies”), some of which Contingencies will be resolved prior to execution of the JVA while other Contingencies will be in process and will be incorporated into the JVA when executed:
a)	bion reps and warranties on system performance.
b)	Organic reps and warranties on system performance.
c)	Preliminary determination of matters re:
i.	Land (location/ownership/terms/etc.
ii.	Off-take agreements for cattle/meat
iii.	Off-take agreements for carbon credits
iv.	Financing for Project CAPEX (whether in a single piece or by facility/revenue stream categories) including anaerobic digestion system, barns, manure collection system and Bion technology platform (including organic fertilizer packaging, warehousing and shipping facility).
v.	Working capital to finance cattle inventory including credit facility.
vi.	General Project/Bion working capital facility, and
vii.	many other to be determined after execution of this LOL prior to execution of the JVA.

5)	Confidentiality. RWR acknowledges that Bion is an SEC registered, public company, and will be required to make public disclosure regarding this LOI, the JV, JVA and the Project.

6)	Termination. This LOI will automatically terminate upon the earlier of (i) execution of the JVA (ii) mutual agreement of the parties or (iii) January 31, 2023 unless extended by mutual written consent.

7)	Non-Binding Commitment. LOI is not intended, and shall not be deemed, to create any binding obligation on the part of Parties hereto and/or, any of its affiliates, to engage in any transactions or to continue its consideration of any such transaction other than the commitment to proceed in good faith to negotiate the terms of JVA. Neither of the parties shall be bound in any way in connection with this letter unless and until the parties execute a JVA, and then shall be bound only in accordance with the terms of such JVA.

8)	Expenses. The Parties shall each be responsible for their own fees and expenses incurred related to the matters set forth herein including but not limited to legal, accounting and investment fees and related expenses.

9)	Governing Law and Jurisdiction. This letter and following JVA shall be governed by and construed in accordance with the laws of the State of Texas.

If you are in agreement with the terms of this LOI set forth above, please sign this letter and return an executed copy to my attention,

Yours truly,

Bion Environmental Technologies, Inc.

Bill O’Neill, CEO

/s/ William O’Neill

Ribbonwire Ranch

BY: Doug Lathem

Signature: /s/ Doug Lathem

Name: Doug Lathem

Title: General Partner

Date: July 20, 2022